SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 18, 2005

INVESTORS FINANCIAL SERVICES CORP.
(Exact name of registrant as specified in its charter)

DELAWARE	0-26996	04-3279817
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

200 Clarendon Street, Boston, MA		02116
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code:  (617) 937-6700

No change since last report
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On March 18, 2004, Investors Bank & Trust Company (“IBT”), a subsidiary of Investors Financial Services Corp., and 100 & 200 Clarendon, LLC entered into a Ninth Amendment to Lease, dated as of January 1, 2005, with respect to IBT's corporate headquarters at the John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts.  The amendment extends the term of the lease through December 31, 2014 for the entire premises consisting of approximately 350,000 square feet.  The amendment also provides options to further extend the term of the lease and to expand the size and location of the premises, as well as rights of first offer to lease additional space.  The lease provides for fixed rent during the extended term, payable in monthly installments.  In addition to the fixed rent, IBT pays its share of the increases in operating expenses and taxes for the building during the term.  Finally, the amendment provides an allowance for IBT to apply against improvements in the premises or against the rent due under the lease.

Item 8.01               Other Events

On March 23, 2005, IBT and Copley Place Associates, LLC entered into a Third Amendment to Lease with respect to IBT's offices at One Copley Place, Boston, Massachusetts.  The amendment extends the term of the lease through December 31, 2014 for the entire premises consisting of approximately 150,000 square feet.  The amendment also provides options to further extend the term of the lease, as well as new expansion options and new rights of first offer to lease additional space.  Assuming IBT makes certain alterations to the premises, there is no fixed rent due under the lease for the period from November 1, 2007 through June 30, 2008.  Thereafter, the lease provides for fixed rent during the extended term, payable in monthly installments.  In addition to the fixed rent, IBT pays its share of the increases in operating expenses and taxes for the building during the term.  Finally, the amendment provides an allowance for IBT to be used by IBT for any purpose that IBT determines in its sole discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

INVESTORS FINANCIAL SERVICES CORP.

	By:	/s/ Kevin J. Sheehan
Kevin J. Sheehan Chief Executive Officer and Chairman of the Board

Date: March 23, 2005